SPECTRE INDUSTRIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2001 and December 31, 2000

SPECTRE INDUSTRIES

Consolidated Balance Sheets

ASSETS
	June 30,	December 31,
	2001	2000
	(Unaudited)

CURRENT ASSETS

Cash and cash equivalents	$599,113	$810,343
Accounts receivable, net	149,071	88,329
Interest receivable	-	2,565

Total Current Assets	748,184	901,237

FIXED ASSETS, NET	767	943

OTHER ASSETS

Goodwill, net	339,123	387,570
Note and interest receivable (net)	-	-

Total Other Assets	339,123	387,570

TOTAL ASSETS	$1,088,074	$1,289,750

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES

Consolidated Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY
	June 30,	December 31,
	2001	2000
	(Unaudited)

CURRENT LIABILITIES

Accounts payable	$23,434	$34,104
Accrued expenses	73,283	8,860
Notes payable	20,001	18,952

Total Current Liabilities	116,718	61,916

LONG-TERM DEBT

Notes payable	47,033	49,723

Total Long-Term Debt	47,033	49,723

Total Liabilities	163,751	111,639

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, 100,000,000 shares authorized, 20,655,860 shares issued and outstanding	20,655	20,655
Additional paid-in capital	11,603,095	11,603,095
Other comprehensive income (loss)	5,884	(922)
Accumulated deficit	(10,705,311)	(10,444,717)

Total Stockholders' Equity	924,323	1,178,111

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,088,074	$1,289,750

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30
	2001	2000	2001	2000

REVENUES	$301,861	$341,452	$591,409	$616,487

COST OF SALES	338,262	244,884	535,745	523,142

Gross Margin	(36,401)	96,568	55,664	93,345

EXPENSES

Bad debt expense	-		-	4,387
General and administrative	60,721	134,368	185,069	179,646
Depreciation and amortization expense	24,303	24,223	48,607	48,446
Consulting expense	28,420	25,358	92,443	140,358

Total Expenses	113,444	183,949	326,119	372,837

Loss from Operations	(149,845)	(87,381)	(270,455)	(279,492)

OTHER INCOME (EXPENSE)

Interest income	6,858	3,048	14,539	3,048
Interest expense	-	(40,725)	(4,678)	(78,646)

Total Other Income (Expense)	6,858	(37,677)	9,861	(75,598)

NET LOSS	$(142,987)	$(125,058)	$(260,594)	$(355,090)

OTHER COMPREHENSIVE INCOME (LOSS)

Foreign currency translation adjustments	$1,790	$(1,530)	$5,884	$(1,753)

Total Other Comprehensive Income (Loss)	1,790	(1,530)	5,884	(1,753)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	$(141,197)	$(126,588)	$(254,710)	$(356,843)

BASIC LOSS PER SHARE

Continuing operations	$(0.01)	$(0.01)	$(0.01)	$(0.02)

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.

Consolidated Statements of Stockholders' Equity
	Common Stock		Additional Paid-in Capital	Other Comprehensive Income (Loss)	Accumulated (Deficit)
	Shares	Amount

Balance, December 31, 1999	12,106,450	$12,106	$7,109,442	$-	$(8,588,142)

Common sock issued for services at $0.25 per share	450,000	450	112,050	-	-

Common stock issued for debt at $0.28 per share	1,210,000	1,210	338,800	-	-

Common stock issued for cash at $0.20 per share	300,000	300	59,700	-	-

Common stock issued for interest expense at $0.28 per share	100,000	100	19,538	-	-

Common stock issued for cash at $0.50 per share	1,680,000	1,680	838,320	-	-

Common stock issued for cash at $0.50 per share	861,600	861	429,939	-	-

Common stock issued for conversion of convertible debentures at $0.40 per share	3,802,500	3,803	1,517,197	-	-

Discount on induced conversion of debentures	-	-	1,261,630	-	-

Common stock issued for interest expense at $0.40 per share	145,310	145	57,979	-	-

Stock offering costs	-	-	(141,500)	-	-

Currency translation adjustment	-	-	-	(922)	-

Net loss for the year ended December 31, 2000	-	-	-	-	(1,856,575)

Balance, December 31, 2000	20,655,860	20,655	11,603,095	(922)	(10,444,717)

Currency translation adjustment (unaudited)	-	-	-	6,806	-

Net loss for the six months ended June 30, 2001 (unaudited)	-	-	-	-	(260,594)

Balance, June 30, 2001 (unaudited)	20,655,860	$20,655	$11,603,095	$5,884	$(10,705,311)

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(260,594)	$(355,090)
Adjustments to reconcile net loss to net cash used by operating activities:
Gain on investments	-	(3,048)
Common stock issued for services and interest	-	112,500
Bad debt expense	-	4,334
Depreciation and amortization expense	48,610	48,446
Currency translation adjustment	6,806	(1,753)
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(57,957)	40,740
Increase (decrease) in accrued expenses	(3,116)	(26,797)
Increase (decrease) in accounts payable	56,663	153,019

Net Cash Provided (Used) by Operating Activities	(209,588)	(27,649)

CASH FLOWS FROM INVESTING ACTIVITIES

Payments for purchase of subsidiary	-	(50,000)
Purchase of investments	-	(550,000)

Net Cash Used by Investing Activities	-	(600,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of stock	-	832,200
Repayment of payable	(1,642)	(7,196)

Net Cash Provided by Financing Activities	(1,642)	$876,004

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.

Consolidated Statements of Cash Flows (Continued)

(Unaudited)

	For the Six Months Ended June 30,
	2001	2000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(211,230)	$248,355

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	810,343	44,566

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$599,113	$292,921

CASH PAID DURING THE PERIOD FOR:

Interest	$7,794	$58,804
Income taxes	$-	$-

SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

Common stock issued for debt	$-	$340,010
Common stock issued for services	$-	$112,500
Common stock issued for interest expense	$-	$19,638
Notes payable issued to acquire subsidiary	$-	$75,815

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.

Notes to the Consolidated Financial Statements

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed consolidated financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed consolidated financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in its December 31, 2000 Annual Report on Form 10-KSB. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.